Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-169746
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated October 13, 2010)
7,425,017 Shares
Common Stock

     This Prospectus Supplement No. 2 supplements the prospectus dated October 13, 2010, or the prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-169746). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2010 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
     The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 7,425,017 shares of our common stock, including shares issuable upon the exercise of warrants to purchase our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.
     Our common stock is listed on The NASDAQ Global Market under the symbol “ONTY.” On November 15, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $3.32.
     This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2010
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, WA 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 4.01 Changes in Registrant’s Certifying Accountant.
     (a) Dismissal of Previous Independent Registered Public Accounting Firm
     On November 11, 2010, the audit committee of the board of directors of Oncothyreon Inc. (the “Company”) approved the dismissal of Deloitte & Touche LLP (“Deloitte”), as the independent registered public accounting firm previously engaged to audit the Company’s consolidated financial statements, effective immediately.
     Deloitte’s report relating to the consolidated financial statements of the Company for the fiscal years ended December 31, 2009 and December 31, 2008, expressed an unqualified opinion and included explanatory paragraphs relating to the Company’s restatement and the change in accounting for licensing revenue in 2008, both as discussed in Note 2 to the consolidated financial statements set forth in the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009. Deloitte’s report relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of two material weaknesses described below.
     During the Company’s two most recent fiscal years and any subsequent interim period preceding the dismissal of Deloitte, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report.
     There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2008 and 2009, or during the subsequent interim period through November 11, 2010, except for the existence of material weaknesses in internal control over financial reporting as of December 31, 2009 discussed below.
     As discussed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, in connection with management’s review of the effectiveness of the Company’s internal control over financial reporting, management identified two deficiencies. Specifically, the Company does not have adequately designed controls in place to ensure the appropriate accounting for and disclosure of complex transactions in accordance with U.S. GAAP, and the Company does not have an adequately designed and implemented risk assessment process to identify complex transactions requiring specialized knowledge in the application of U.S. GAAP. This lack of adequate controls and an adequate risk assessment process resulted in the Company’s failure to identify and disclose the change in accounting policy related to license revenues in December 2008. Due to this error, management concluded that material weaknesses in internal control over financial reporting existed as of December 31, 2009 because there is a reasonable possibility that a material misstatement related to a future complex transaction may occur again and/or not be detected on a timely basis.
     The Company has authorized Deloitte to respond fully to the inquiries of the successor independent registered public accounting firm concerning these material weaknesses.
     The Company provided Deloitte a copy of this Form 8-K prior to its filing with the Securities and Exchange Commission and requested Deloitte to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above. A copy of that letter is attached hereto as Exhibit 16.1.
     (b) Engagement of New Independent Registered Public Accounting Firm
     Also, on November 15, 2010, the audit committee engaged Ernst & Young LLP (“E&Y”) as the Company’s registered independent public accounting firm, effective immediately. The audit committee participated in and approved the decision to engage E&Y.
     During the Company’s two most recent fiscal years ended December 31, 2008 and 2009 and through November 15, 2010, neither the Company nor anyone acting on its behalf consulted with E&Y regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
16.1	Letter to Securities and Exchange Commission from Deloitte & Touche LLP, dated November 15, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President and Chief Executive Officer
Date: November 15, 2010

EXHIBIT INDEX

Exhibit
Number	Description
16.1	Letter to Securities and Exchange Commission from Deloitte & Touche LLP, dated November 15, 2010.

Exhibit 16.1
November 15, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Oncothyreon Inc.’s Form 8-K dated November 15, 2010, and have the following comments:
1. We agree with the statements made in section (a) Dismissal of Previous Independent Registered Public Accounting Firm.
2. We have no basis on which to agree or disagree with the other remaining statements made in section (b) Engagement of New Independent Registered Public Accounting Firm.
Yours truly,
/s/ Deloitte & Touche LLP
Seattle, Washington